Exhibit 99.1

Investor and Media Relations:	Jeffrey W. Parker Jonathan Freedman
+1 (617) 747-3300 ir@amg.com pr@amg.com

AMG Names Jay C. Horgen as President and Chief Financial Officer

WEST PALM BEACH, FL, February 4, 2019 – Affiliated Managers Group, Inc. (NYSE: AMG) today announced the appointment of Jay C. Horgen as President, effective immediately. Mr. Horgen will also continue to serve as Chief Financial Officer. Nathaniel Dalton, previously President and Chief Executive Officer, will continue as Chief Executive Officer of AMG.

In his expanded role, Mr. Horgen will work closely with Hugh P. B. Cutler, Executive Vice President, Head of Global Distribution, to execute AMG’s growth strategy across its distribution platforms, and will continue to oversee AMG’s finance and capital management functions. Mr. Horgen joined the Company in 2007 as Executive Vice President focusing on investments in new AMG Affiliates, and was named Chief Financial Officer in 2011. He will continue to report to Mr. Dalton.

“Since Jay joined 12 years ago, AMG has grown tremendously, including the trebling of our AUM, Economic net income, and EBITDA; the global expansion of AMG’s operational footprint and client base; and the significant diversification of our Affiliate group, as today we offer the world’s largest array of distinctive return streams managed by independent boutiques,” stated Mr. Dalton. “As an integral part of our executive team, Jay has played an instrumental role in driving AMG’s growth over the years, and the breadth of his contributions, particularly as a partner to Sean and me through the Company’s CEO transition over the past year, has helped to ensure that AMG continues to be the partner of choice for leading independent investment firms globally. I am grateful for all of Jay’s contributions over the years and all of those to come.”

“Jay’s promotion to President is a natural evolution of his responsibility set,” said Sean M. Healey, Executive Chairman. “As CFO, he has done an outstanding job building and evolving our finance function, and enhancing AMG’s financial position – and in his previous role leading our New Investments strategy, also managed the execution of numerous Affiliate investments. I’ve worked with Jay for over 25 years, and his broad industry expertise, deep experience within and across AMG, and strategic and financial acumen will continue to be invaluable to the Company in the years ahead. Nate and I will look to Jay to provide broader leadership as we continue to work together to create long-term shareholder value through the execution of our strategic vision and growth strategy.”

Before joining AMG, Mr. Horgen founded a private equity firm, Eastside Partners, where he served as a managing director. From 1993 to 2005, Mr. Horgen focused on asset management as an investment banker in the Financial Institutions Groups of Merrill Lynch & Co., where he was a managing director, and Goldman, Sachs & Co. Mr. Horgen received a B.A. in Economics and Mathematics from Yale University.

About AMG

AMG is a global asset management company with equity investments in leading boutique investment management firms. AMG’s innovative partnership approach allows each Affiliate’s management team to own significant equity in their firm while maintaining operational autonomy. AMG’s strategy is to generate shareholder value through the growth of existing Affiliates, as well as through investments in new Affiliates and additional investments in existing Affiliates. In addition, AMG provides centralized assistance to its Affiliates in strategic matters, marketing, distribution, product development and operations. As of December 31, 2018, AMG’s aggregate assets under management were approximately $736 billion in more than 500 investment products across a broad range of active, return-oriented strategies. For more information, please visit the Company’s website at www.amg.com.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws, and could be impacted by a number of factors, including those described under the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law. From time to time, AMG may use its website as a distribution channel of material Company information. AMG routinely posts financial and other important information regarding the Company in the Investor Relations section of its website at www.amg.com and encourages investors to consult that section regularly.